                                                                      Exhibit 10



                    EQUIPMENT MANAGEMENT SERVICES AGREEMENT



                    TEXTAINER EQUIPMENT MANAGEMENT LIMITED

                                      AND

                            XTRA INTERNATIONAL LTD.


                                 April 1, 1999



Portions of this exhibit have been redacted pursuant to a confidential treatment request filed with the Commission. All redactions have been appropriately indicated in the text.

EQUIPMENT MANAGEMENT SERVICES AGREEMENT


THIS EQUIPMENT MANAGEMENT SERVICES AGREEMENT (the "Agreement") is made as of the 1st day of April, 1999 between XTRA INTERNATIONAL LTD., a Delaware corporation whose principal office is at One California Street, Suite 2400, San Francisco, CA 94111, U.S.A. ("XTRA International") and TEXTAINER EQUIPMENT MANAGEMENT LIMITED, a Bermuda corporation whose principal office is at Century House, 16 Par-la-Ville Road, Hamilton, HM HX, Bermuda ("Manager").

                                   RECITALS

     XTRA International manages certain Containers for Affiliates and other third parties, and Manager manages other Containers for other third parties as agent. XTRA International and Manager desire to enter into a contract pursuant to which Manager will manage certain Containers managed by XTRA International, and pursuant to which Manager will acquire and manage, on behalf of XTRA International, such Containers as XTRA International and Manager shall, from time to time, mutually agree will be acquired for XTRA International and managed by Manager hereunder.

     Trencor Limited, a South African corporation and an Affiliate of Manager ("Trencor") has provided a letter to XTRA International, dated as of the date hereof, confirming, among other things, its support of the transactions contemplated by this Agreement, which letter is attached as Schedule 13 hereto.
                                                            -----------

     NOW, THEREFORE, in consideration of the premises and mutual representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

1.   DEFINITIONS.

     In this Agreement:

     "Acquisition Fee" has the meaning set forth in Clause 5.1(c) of this Agreement.

     "Additional XTRA International Insurance" has the meaning set forth in Clause 10.5 of this Agreement.

     "Affiliate" means, when used with reference to a specified Person (i) any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person; (ii) any Person that is an executive officer of, partner in, or serves in a similar capacity to, the specified Person or of which the specified Person is an executive officer or partner or with respect to which the specified Person serves in a similar capacity; or (iii) any Person owning or controlling ten percent (10%) or more of the outstanding voting securities of such other entity. For the purposes of this definition, "control", when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Agent" means a Person who, on behalf of and authorized by Manager, manages existing Leases, negotiates renewal Leases, and conducts certain related activities including, but not limited to, supervising the operation of Manager's depots within an assigned territory, arranging repairs and storage of Containers, and other activities Manager may deem necessary to maintain Manager's day-to-day business in such territory;

     "Agreement" has the meaning set forth in the Preamble of this Agreement.

     "Agreement Termination Date" means the date this Agreement is terminated pursuant to the provisions of Clause 12.1.

     "Bad Debt Adjustment" has the meaning set forth in Clause 5.1(d) of this Agreement.

     "Base Management Fee" means a fee calculated as follows:

     (a) for the first and second calendar month in any calendar quarter an estimated fee equal to the sum of:

          NOI per CEU Available Day for such month up to and including [*] per CEU Available Day multiplied by [*], plus
                                               ----

          NOI per CEU Available Day for such month in excess of [*] per CEU Available Day up to and including [*] per CEU Available Day multiplied by [*], plus
                  ----

          NOI per CEU Available Day for such month in excess of [*] per CEU Available Day up to and including [*] per CEU Available Day multiplied by [*], plus
                  ----

          NOI per CEU Available Day for such month in excess of [*] per CEU Available Day multiplied by [*], multiplied by the CEU Available Days
                        -------------
          for such month; and

          (b) for the third month of any calendar quarter an actual fee equal to the sum of:

* This confidential portion has been omitted and filed separately with the Commission.

          NOI per CEU Available Day for such quarter up to and including [*] per CEU Available Day multiplied by [*], plus
                                               ----

          NOI per CEU Available Day for such quarter in excess of [*] per CEU Available Day up to and including [*] per CEU Available Day multiplied by [*], plus
                  ----

          NOI per CEU Available Day for such quarter in excess of [*] per CEU Available Day up to and including [*] per CEU Available Day multiplied by [*], plus
                  ----

          NOI per CEU Available Day for such quarter in excess of [*] per CEU Available Day multiplied by [*]),

          multiplied by the CEU Available Days for such quarter, minus the sum
          -------------                                          -----
          of the estimated Base Management Fee calculated for the first and second month of such quarter. An example of this calculation is shown on Schedule 3 hereto.
             ----------

     "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in either New York City or San Francisco are authorized or are obligated by law, executive order or governmental decree to be closed.

     "Casualty Proceeds" means, for any accounting period, all proceeds due to Manager, as agent of XTRA International, from insurance or other sources, including proceeds from the insurance specified in Clauses 10.1 and 10.2, as a result of any of the following events with respect to a Container in the XTRA International Fleet: (a) the loss, theft or destruction of such Container, or
(b) if such Container is subject to a Lease, such Container shall have been deemed under its Lease to have suffered a casualty loss.

     "CEU" or "Cost-equivalent Unit" means a fixed unit of measurement based on the cost of a Container relative to the cost of a twenty-foot Container.

     "CEU Available Days" means, with respect to the XTRA International Fleet, the sum of the individual products, for each Container Type, of: (a) the total number of days in a given period that all Containers of such Container Type are managed by Manager, multiplied by (b) the CEU Value of such Container Type.

     "CEU On-hire Days" means the sum of the individual products for each Container which is in the XTRA International Fleet or the TEM Fleet, as the case may be, of: (x) the On-hire Days for each such Container, multiplied by (y) the CEU Value of such Container.

* This confidential portion has been omitted and filed separately with the Commission.

     "CEU On-hire Days Ratio" means, for any accounting period, the quotient of
(a) CEU On-hire Days for the XTRA International Fleet for such period divided by
(b) CEU On-hire Days for the TEM Fleet for such period.

     "CEU Value" means, (a) for an individual Container, the value of such Container based on its Container Type, as set forth in Schedule 1 hereto, and,
                                                       ----------
(b) for a group of Containers, the sum of the individual products, for each Container Type in such group, of: (x) the total number of Containers of such Container Type in such group, multiplied by (y) the value of such Container based on its Container Type, as set forth in Schedule 1 hereto.
                                             ----------

     "Change of Control" means any direct or indirect event that causes Trencor to own, directly or indirectly, less than a majority of the voting power of the voting securities of Manager immediately following such event, or the sale or transfer of all or substantially all of Manager's assets, provided, that if
                                                          --------
following such event Trencor continues to own, directly or indirectly, at least forty percent (40%) of the equity of Manager and has the right to elect a majority of the board of directors of Manager, such event shall be deemed not to constitute a Change of Control.

     "Confidential Information" means any and all information or data, whether written, oral, maintained on a computer or otherwise, and copies and reproductions thereof, of about or concerning the ownership, business, operations or assets of Manager or any Affiliate of Manager, including, but not limited to all lists, records, reports, interpretations, forecasts, records, financial and/or market information, technical data, drawings, photographs, specifications, trade secrets, proprietary information, processes, customer lists, names, habits and practices of customers, marketing methods and related data, names of vendors or suppliers, costs of material, prices of products or services, manufacturing and sales costs, compensation paid to employees and other terms of employment, and any other confidential information or proprietary data of any kind, nature or description to which XTRA International has access or which is furnished to XTRA International by Manager or any Affiliate of Manager, or any director, employee, agent, advisor, attorney, accountant, or consultant of Manager or any Affiliate of Manager, and all notes, analyses, compilations, studies, interpretations and other documents which are prepared by XTRA International which contain, reflect or are based upon, in whole or in part, the Confidential Information. Confidential Information shall not be deemed to include information which (i) is generally known to the public at the time of disclosure, or becomes generally known to the public other than as a result of a breach of this Agreement or disclosure by XTRA International or any employee or representative of XTRA International, or through any wrongful act of the recipient; (ii) was within the possession of XTRA International prior to it being furnished to XTRA International by Manager or any Affiliate of Manager, provided that the source of such information was not known by XTRA International to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Manager or any Affiliate of Manager with respect to such information; (iii) becomes available to XTRA International on a non-confidential basis from a source other than Manager or any Affiliate of Manager, provided that such source is not known to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Manager, any Affiliate of Manager or any other party with respect to such information; or (iv) is approved for release by written authorization of Manager. Subject to the provisions of Clause 16, this Agreement and all attachments hereto are deemed to be Confidential Information.

     "Container" means a marine cargo container.

     "Container Identification Number" means the unique alpha-numeric reference assigned to a Container which is painted on or affixed to such Container.

     "Container Type" means the type of a Container, as set forth in Schedule 1
                                                                     ----------
hereto.

     "Dedicated Agent" means an Agent that is an Affiliate of Manager.

     "Dedicated Agent Allocated Expenses" means Dedicated Agent Total Expenses minus Dedicated Agent Commissions (i.e., the sum of Dedicated Agent Commissions
-----
plus Dedicated Agent Allocated Expenses for any accounting period shall not
----
exceed Dedicated Agent Total Expenses for such period).  See Schedule 14 hereto
                                                             -----------
for examples of the calculation of Dedicated Agent Allocated Expenses.

     "Dedicated Agent Commissions" means all fees and commissions for any accounting period paid to Dedicated Agents for the leasing of Containers in the TEM Fleet. See Schedule 14 hereto for examples of the calculation of Dedicated
                -----------
Agent Commissions.

     "Dedicated Agent Total Expenses" means all expenses of whatever type incurred or accrued by Dedicated Agents for any accounting period.

     "Distributed Estimated XTRA International Proceeds" means, for any calendar month, the total Estimated XTRA International Proceeds, as adjusted pursuant to Clause 7.3, distributed to the XTRA International Bank Account for such month.

     "Effective Date" means June 1, 1999 or such other date as the parties hereto mutually agree in writing.

     "Estimated XTRA International Proceeds" has the meaning set forth in Clause 7.1.

     "Finance Lease" means as of any period of determination any Lease of one or more Containers that is, or should be in accordance with Financial Accounting Standards Board Statement No. 13 (or other applicable authoritative pronouncement), classified and accounted for as a capital lease on XTRA International's balance sheet prepared in accordance with U.S. a.

     "Force Majeure Circumstances" means any circumstances whatsoever outside the control of Manager and affecting the performance of Manager's duties hereunder, and not preventable through the reasonable diligence and care of the Manager, including, without limitation, any act of God, war, riot, civil commotion, strike, lock-out, trade dispute or labor disturbance, accident, breakdown of plant or machinery, explosion, fire, flood, difficulty in obtaining workmen, materials or transport, government action, epidemic, and difficulty or impossibility in obtaining access to any Container in the XTRA International Fleet.

     "Gross Revenue" means all income (without reduction for expenses or costs), calculated on an accrual basis in accordance with U.S. a, earned in connection with the ownership, use and/or operation of Containers in the XTRA International Fleet, or where indicated, the TEM Fleet, including, but not limited to, rental, handling, Location Revenue, damage protection, interchange fees and other rental-related charges arising from leasing of such Containers, but excluding Miscellaneous XTRA International Proceeds, Casualty Proceeds, Indemnification Proceeds and Sales Proceeds.

     "Indemnification Proceeds" means, for any accounting period, all proceeds due to Manager, on its own behalf or as agent of XTRA International, from Lessees pursuant to the Leases, insurance or other sources, including proceeds from the insurance specified in Clauses 10.1 and 10.2, for indemnification of liability and loss with respect to the XTRA International Fleet, excluding Casualty Proceeds, Sales Proceeds and Miscellaneous XTRA International Proceeds.

     "Independent Agent" means an Agent that is not an Affiliate of Manager.

     "Independent Agent Commissions" means all fees and commissions for any accounting period paid to Independent Agents by Manager for the leasing of Containers.

     "Independent Agent Expenses" means all expenses of whatever type incurred or accrued by Independent Agents for any accounting period and paid by Manager.

     "Lease" means a lease for one or more Containers between XTRA International or Manager on behalf of XTRA International, as lessor, and the user of such Container(s), as lessee, which is administered by Manager as agent of XTRA International.

     "Lessee" means the user of one or more Containers under a Lease.

     "Liabilities" shall have the meaning set forth in Clause 6.1(c) of this Agreement.

     "List of Containers" means a printed list of the Containers in the XTRA International Fleet, such list to include the following information for each such Container as of the date the list is prepared: (i) its Container Identification Number, (ii) the Container Type, (iii) if on-hire, the Lessee to whom such Container is leased, (iv) if off-hire, the depot in which the Container is located.

     "Location Revenue" means the net amount (which can be a positive or negative number) of charges and credits to Lessees related to delivery and return of Containers in geographic locations, including but not limited to Container pick-up charges and Container drop-off charges.

     "Manager" has the meaning set forth in the Preamble of this Agreement.

     "Manager Default" has the meaning set forth in Clause 18 of this Agreement.

     "Manager Dissolution Default" has the meaning set forth in Clause 18.4 of this Agreement.

     "Manager Insurance" has the meaning set forth in Clause 10.2 of this Agreement.

     "Manager Master Lease" means a Master Lease entered into by Manager.

     "Manager Payment Default" has the meaning set forth in Clause 18.1 of this Agreement.

     "Manager Term Lease" means a Term Lease entered into by Manager.


     "Manager Trust Account" means the trust account maintained by Manager, as trustee, into which all revenue (without reduction for expenses or costs) with respect to the TEM Fleet, excluding Indemnification Proceeds, is deposited.

     "Master Lease" means a Lease with (i) an indefinite term with respect to any individual Container, (ii) or a fixed term of less than one (1) year.

     "Material Adverse Effect" means any change, effect or circumstance that is materially adverse to (a) the business, assets or financial condition of XTRA International or the Manager, as applicable, in each case, taken as a whole, or
(b) to the ability of XTRA International or Manager, as the case may be, to perform its obligations under this Agreement.

     "MG&A Expenses" means all marketing, general and administrative expenses (excluding Dedicated Agent Total Expenses, Independent Agent Commissions and Independent Agent Expenses) now or hereafter incurred by Manager and/or its Affiliates, directly or indirectly, in connection with the Containers in the TEM Fleet (including the Containers in the XTRA International Fleet), including but not limited to, salaries, rents, legal (except legal fees included in the definition of Operating Expenses below), accounting

  (including accounting fees associated with the quarterly review and annual audit of Manager's financial condition and preparation of related financial statements referenced in Clause 8.3 of this Agreement, but excluding accounting fees related to (i) the annual review by Manager's auditors of the Gross Revenue, Operating Expenses and management fees for the TEM Fleet and (ii) for the audit referenced in Clause 8.2 of this Agreement), utilities, travel and entertainment, capital expenditures and other similar items constituting Manager's overhead. Manager's MG&A Expenses shall be for Manager's own account.

     "Miscellaneous XTRA International Proceeds" means amounts due to Manager, as agent of XTRA International: (i) from the manufacturers or sellers of Containers in the XTRA International Fleet for breach of sale warranties relating thereto, (ii) from Lessees for repair rebill proceeds on Containers which are designated for sale, and (iii) in payment or settlement of any claims, losses, disputes or proceedings relating to such Containers, including proceeds from the insurance specified in Clauses 10.1 and 10.2 for damage to such Containers; provided, however, Miscellaneous XTRA International Proceeds shall not include Sales Proceeds, Casualty Proceeds, and Indemnification Proceeds.

     "Net XTRA International Accruals" means, as of the end of any calendar month, (i) accounts receivable (excluding accounts receivable for Casualty Proceeds, Sales Proceeds and Miscellaneous XTRA International Proceeds), minus
                                                                         -----
(ii) the sum of (a) accounts payable plus (b) accrued expenses, in each case
                                     ----
related to the XTRA International Fleet.

     "Net XTRA International Proceeds" means, for any calendar month, the sum of: (i) NOI for the XTRA International Fleet for such month, plus (ii) the sum
                                                             ----
of (a) Casualty Proceeds, (b) Sales Proceeds and (c) Miscellaneous XTRA International Proceeds for such month, in each case to the extent actually received during such calendar month, plus (iii) Net XTRA International Accruals
                                     ----
as of the end of the previous calendar month, minus (iv) Net XTRA International
                                              -----
Accruals as of the end of such month.

     "NOI per CEU Available Day" means, for any accounting period, the NOI for the XTRA International Fleet for such period divided by the CEU Available Days for the XTRA International Fleet for such period.

     "NOI" means, for any accounting period, Gross Revenue for such period minus Operating Expenses for such period.

     "On-hire Days" means, for any accounting period, the number of days that a Container has been subject to a Lease.

     "Operating Expenses" means all expenses and costs incurred or accrued (excluding the Total Manager Fee, MG&A Expenses and costs included in the definition of Sales Proceeds), calculated on an accrual basis in accordance with U.S. GAAP, incurred in connection with the operation and management of the Containers in the XTRA International Fleet, or, where indicated, the TEM Fleet. Operating Expenses include, but are not limited to, the following:

     (a) all direct expenses and costs related to the operation and management of the Containers in the XTRA International Fleet or the TEM Fleet, as applicable, including but not limited to: (i) the expenses of maintaining, repairing (including the cost of repairs made pursuant to a damage protection plan), refurbishing, storing, repositioning, surveying, recovering, and handling such Containers, including the cost of spare parts; (ii) Dedicated Agent Commissions and Independent Agent Commissions;
     (iii) depot fees; (iv) the expenses of inspecting, marking and remarking such Containers, except for factory inspection costs associated with the acquisition of new Containers pursuant to Clause 3.3; (v) bad debt expense on a specific Lessee identification basis; (vi) bankruptcy recovery expense; (vii) legal fees incurred in connection with enforcing rights under the Leases or repossessing such Containers; (viii) legal fees and other costs incurred by reason of uninsured claims for personal injury or property damage; (ix) legal fees related to the collection of bad debts or legal fees incurred in connection with a proceeding against the supplier or manufacturer of such Containers; (x) charges, assessments or levies of whatever kind or nature imposed upon or against such Containers including ad valorem, gross receipts and/or other property taxes imposed against such Containers or against the revenues generated by such Containers; and (xi) non-recoverable sales and value-added taxes on such expenses and costs.

     (b) certain indirect expenses that are reasonably attributable to the operation and management of the Containers in the TEM Fleet and are therefore allocated among all such Containers, including the Containers in the XTRA International Fleet, on an equitable, non-discriminatory basis (proportionally based on the ratio of the total number of CEU Available Days in each fleet of Containers managed by Manager, including the Containers in the XTRA International Fleet, to the total number of CEU Available Days in the TEM Fleet). Such indirect expenses may include, but are not limited to: (i) examination, investigation and other costs incurred as a result of governmental regulatory actions or the collection of bad debts; (ii) Dedicated Agent Allocated Expenses and Independent Agent Expenses (provided, however, that the total of Dedicated Agent Commissions
               --------  -------
     under subsection (a)(ii) above and Dedicated Agent Allocated Expenses shall not exceed Dedicated Agent Total Expenses); (iii) accounting fees related to the annual review by Manager's auditors of the Gross Revenue, Operating Expenses and management fees for the TEM Fleet (but excluding the accounting fees for the audit or accounting work referenced in Clauses 8.2 and 8.3); (iv) the cost of insurance premiums for Manager Insurance pursuant to the provisions of Clauses 3.1(h) and 10.2), if such coverage includes the Containers in the XTRA International Fleet; and (v) bad debt expense on a general reserve basis.

     (c) for purposes of determining the NOI in calculating the Base Management Fee only, the proforma insurance costs referred to in Clause 10.6(d).

See Schedule 7 hereto for a list of the most common Operating Expenses with
    ----------
notations as to the method used to charge such expenses to XTRA International.

     "Performance Level" means the average NOI per CEU, per day, during the relevant six-month period of measurement.

     "Performance Improvement Notice" has the meaning set forth in Clause 12.1 of this Agreement.

     "Performance Improvement Plan" has the meaning set forth in Clause 12.1 of this Agreement.

     "Performance Target" means, for any six-month period during the term of this Agreement commencing at least eighteen (18) months after the Effective Date, ninety percent (90%) of Manager's Performance Level for the preceding six-month period (an example of a calculation of the Performance Target is shown in

Schedule 11, attached hereto);
-----------

     "Person" means an individual, partnership, joint venture, limited liability company, corporation, trust, estate, or other entity.

     "Qualified Third Parties" means third parties engaged in due diligence with respect to the direct or indirect sale of (i) the Containers in the XTRA International Fleet; (ii) XTRA International; or (iii) any Affiliate of XTRA International, provided such third parties have signed a confidentiality agreement with XTRA International or an Affiliate of XTRA International that includes the Confidential Information.

     "Sales Commission" has the meaning set forth in Clause 5.1(b) of this Agreement.

      "Sales Proceeds" means the gross proceeds (including but not limited to cash sales price, but excluding repair rebill proceeds from Lessee) due to Manager, as agent of XTRA International, from the sale or other disposition of Containers in the XTRA International Fleet, less commissions, administrative fees, handling charges or other amounts paid or to be paid to third parties in connection with the sale or other disposition of such Containers.

     "SEC" means the United States Securities and Exchange Commission.

     "Substitute XTRA International Insurance" has the meaning set forth in Clause 10.6 of this Agreement.

     "TEM Fleet" means, at any time, the fleet of Containers managed by Manager and any other direct or indirect subsidiaries of TGH.

     "Term Lease" means a Lease with an initial fixed term of one (1) year or longer.

     "Terminated Container" means a Container in the XTRA International Fleet which: (i) is off-hire and in a depot on the Agreement Termination Date, or (ii) is subject to a Finance Lease on the Agreement Termination Date, or (iii) after the Agreement Termination Date is (a) off-hired and returned to a depot, or (b) declared lost or unrecoverable by Lessee or Manager.

     "Termination Notice" means written notice by either party that it is exercising its right to terminate this Agreement pursuant to Clause 12.1.

     "TGH" means Textainer Group Holdings Limited, a Bermuda corporation and the parent company of Manager.

     "Total Manager Fee" has the meaning set forth in Clause 5.1.

     "Transferred Containers" means the Containers specified on Schedule 6
                                                                ----------
hereto, such schedule to include the following information for each such Transferred Container as of the Effective Date: (i) its Container Identification Number, (ii) the Container Type, (iii) if on-hire, the Lessee to whom such Container is leased, (iv) if off-hire, the depot in which the Container is located.

     "Trencor" has the meaning set forth in the Recitals of this Agreement.

     "U.S. GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other Person as may be approved by the significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

     "US$ or US Dollars" means the lawful currency of the United States of America.

     "Waived Fee" has the meaning set forth in Clause 5.2 of this Agreement.

     "XTRA International" has the meaning set forth in the Preamble of this Agreement.

     "XTRA International Bank Account" means a bank account identified by XTRA International to Manager as the account to which all payments from Manager to XTRA International under the terms of this Agreement are to be deposited.

     "XTRA International Fleet" means (i) the Transferred Containers, plus (ii)
                                                                      ----
any additional Containers added to the XTRA International Fleet under the terms of Clause 3.3 of this Agreement, minus (iii) any Containers which have (a) been
                                 -----
destroyed or lost by a Lessee or other third-party, (b) been sold by Manager under the terms of this Agreement, or (c) become Terminated Containers.

     "XTRA International Master Lease" means a Master Lease that was in effect as of the Effective Date.

     "XTRA International Reports" means fleet statements, revenue summary reports and unit status reports for the XTRA International Fleet, in the format which Manager uses for the TEM Fleet, which itemize by Container Type in total dollars and/or on a per unit or CEU per-day basis: revenue, Operating Expenses, NOI, utilization, Container additions, disposals, lease outs and returns and on-hire status, such reports to be produced by Manager in substantially the form as shown in Schedule 5 hereto.
         ----------

     "XTRA International Term Lease" means a Term Lease that was in effect as of the Effective Date.

2.   APPOINTMENT.

Upon the terms and conditions hereinafter provided, XTRA International hereby engages Manager to provide, as agent for and on behalf of XTRA International, and Manager hereby undertakes to provide, management services to XTRA International, in respect of the XTRA International Fleet, as agent for and on behalf of XTRA International. Containers in the XTRA International Fleet shall remain subject to the provisions of this Agreement and Manager shall be entitled to retain possession and control of such Containers until such Containers become Terminated Containers.

3.   DUTIES OF MANAGER.

     3.1 Manager shall, in the name of Manager but as agent for and on behalf of XTRA International, manage and administer the Containers in the XTRA International Fleet, arrange the leasing and enter into Leases of such Containers, and administer such Leases. Without prejudice to the generality of the foregoing Manager shall:

          (a) decide the identity of each Lessee, the period of the Lease, the rental or other sums payable thereunder, and the form and content of the Lease, and seek Lessees and enter into Leases as lessor in the name of Manager; in doing so, Manager shall use commercially reasonable efforts to provide for the lease of the Containers in the XTRA International Fleet on such terms as are commercially reasonable, to financially responsible Lessees as determined at the time such Lessees enter into the Leases;

          (b) perform on behalf of XTRA International the obligations of the lessor under the Leases;

          (c) exercise all rights of the lessor under the Leases, including, without limitation, the invoicing and collection of rental and other payments due from Lessees;

          (d) take any actions Manager deems necessary to ensure compliance by Lessees with the terms of their Leases;

          (e) log interchanges of Containers in the XTRA International Fleet including the return and issue of such Containers from depots;

          (f) inspect, repair, maintain, service and store Containers in the XTRA International Fleet to the highest of the following standards:
          (a) those required under industry convention or governmental law or regulation; (b) those required by the terms of any insurance policy provided by Manager under which the Containers are insured, and
          (c) those of prudent companies in the same industry;

          (g) sell Containers in the XTRA International Fleet, outright or through a Finance Lease, in accordance with either (i) Manager's sell/repair decision-making procedures that are from time to time in effect, a current version of which is attached as Schedule 8 hereto
                                                            ----------
          (provided, that Manager notifies XTRA International as to any material
          ---------
          changes to its sell/repair decision-making procedures) or, at XTRA International's option, (ii) any sell/repair policies established by XTRA International (provided, that (A) such policies shall be
                               --------
          established in a general form which shall not obligate Manager to seek individual approval of XTRA International for the sale of each Container in the XTRA International Fleet; (B) XTRA International shall consult with Manager prior to establishing any such policies;
          (C) such policies shall not materially decrease what would otherwise have been the rate of sale of Containers in the XTRA International Fleet by Manager, and (D) if such policies would have a material adverse effect on the utilization rate of such Containers, Manager shall have consented to such policies); and

          (h) obtain insurance in respect of any matters which Manager considers necessary or prudent, including, without limitation, public liability insurance.

     3.2 In performing its duties pursuant to this Agreement and providing the services described herein, Manager shall operate the XTRA International Fleet in accordance with reasonable business practice and, except as described in Clause 3.1(g)(ii), without preference to ownership thereof, and, except as described in Clause 3.1(g)(ii), no preference will be afforded to or against the XTRA International Fleet. Without limiting the foregoing, Manager shall, in performing its duties hereunder, use a degree of care and diligence no less than that which it uses in leasing, maintenance and operation of Containers owned or operated by Manager for its own account or for the account of any third parties including Affiliates, and in no event less than that which a reasonably prudent owner or operator of Containers would use under the circumstances.

     3.3 XTRA International may request that Manager purchase Containers on behalf of XTRA International. Such request shall be made in writing and contain all information necessary or appropriate to enable Manager to carry out such request. Manager in its sole discretion may either accept or reject XTRA International's request; provided, however, that with respect
                                          --------  -------
     to Containers which Manager elects to purchase for the XTRA International Fleet, Manager is bound by and will observe the equipment acquisition policy imposed on the General Partners as described in the last full paragraph of page 19 of the Prospectus for Textainer Equipment Income Fund VI, L.P. dated May 10, 1996. A copy of such section of the Prospectus is attached hereto as Schedule 2.
                        ----------

4.   AUTHORITY/CONSENTS.

XTRA International confers on Manager all such authorities and grants all such consents as may be necessary for Manager's performance of its duties under this Agreement, and will, at the request of Manager, confirm any such authorities and consents to any third parties, execute such other documents and do such other things as Manager may reasonably request for the purpose of giving full effect to this Agreement and enabling Manager to carry out its duties hereunder.

5.   REMUNERATION.

     5.1. In consideration of Manager providing services to XTRA International hereunder, XTRA International shall pay to Manager each month a fee ("Total Manager Fee") equal to the sum of:

          (a) the Base Management Fee for such month; plus
                                                      ----

          (b) a sales commission ("Sales Commission") with respect to each sale for such month (except for sales to Manager, to any Affiliate of Manager or to any Person in which the Manager has a pecuniary interest (which shall not be deemed to include ownership of less than one percent (1%) of the common stock of a Person whose shares of common stock are publicly traded in the United States securities markets) of a Container in the XTRA International Fleet that is equal to a base fee of [*] plus [*] of the Sales Proceeds over the following
                     ----
          thresholds:

* This confidential portion has been omitted and filed separately with the Commission.

            Container Type          Threshold
            --------------          ---------
               20' Standard           [*]
               40' Standard           [*]
               40' High Cube          [*]

          plus
          ----

          (c) a fee equal to [*] of the ex-factory invoice price of each Container acquired during such month pursuant to Clause 3.3 ("Acquisition Fee"); minus
                               -----

          (d) an adjustment to the amounts in Clause 5.1(b) above based on any Sales Proceeds determined by Manager in accordance with U.S. GAAP to be uncollectible during such month ("Bad Debt Adjustment"); plus
                                                                      ----

          (e) a reimbursement for any Bad Debt Adjustment previously made, to the extent that any Sales Proceeds on which such Bad Debt Adjustment was based were collected during such month.

     Notwithstanding the foregoing, Manager shall not be entitled to any commissions either (i) for the sale of a Container in the XTRA International Fleet pursuant to the exercise of a purchase option contained in a Lease; or (ii) for the sale of a Container in the XTRA International fleet that generates Casualty Proceeds.

     5.2. Manager hereby agrees to waive the Base Management Fee earned by Manager during [*] (the "Waived Fee"), provided, however, that under
                                            --------  -------
     certain circumstances set forth in Clause 12.2(e), XTRA International shall pay to Manager the unamortized portion of the Waived Fee. The unamortized portion of the Waived Fee shall mean the portion of the Waived Fee determined as follows:

     Date of Termination of Agreement      Percentage of the Waived Fee
     --------------------------------      ----------------------------
     Payable
     -------

     Prior to or on [*]                               [*]

      After [*]                                       [*]

      After [*]                                       [*]



* This confidential portion has been omitted and filed separately with the Commission.

     After [*]                                 [*]

     After [*]                                  [*]

     After [*]                                  [*]

6.   COSTS /EXPENSES/REIMBURSEMENTS; INDEMNITY.

     6.1 XTRA International shall be responsible for the payment of and shall reimburse Manager for, and shall indemnify, defend and hold Manager harmless from and against, all:

          (a) Operating Expenses for the Containers in the XTRA International Fleet;

          (b) all taxes, levies, duties, charges, assessments, fees, penalties, deductions or withholdings assessed, charged or imposed upon or against Manager, XTRA International or Containers in the XTRA International Fleet, arising as a result of the operation, ownership or management of such Containers, excluding all such items assessed, charged or imposed upon, or as a result of fees paid by XTRA International to Manager under the terms of this Agreement. Notwithstanding anything in this Agreement to the contrary, XTRA International and Manager agree that each is responsible for taxes imposed on its income or profits; and

          (c) all claims, actions, damages, expenses, losses or liabilities (including, without limitation, reasonable attorneys' fees) (collectively, "Liabilities") incurred by, or asserted by any third party, against Manager which (i) arose or accrued with respect to the Containers in the XTRA International Fleet or the operation, ownership or management of thereof prior to the commencement of the term of this Agreement; (ii) arise or accrue as a result of the execution and/or performance of this Agreement by XTRA International; (iii) arise or accrue as a result of XTRA International's nonperformance of any of its obligations hereunder, or (iv) arise or accrue as a result of the use, management, operation, possession, control, maintenance or repair of such Containers;

     provided, however, that the foregoing indemnity shall not apply to any claim, action, damage, expense, loss or liability to the extent directly or indirectly caused by or arising from (i) the negligence or willful misconduct of Manager or Manager's breach of this



* This confidential portion has been omitted and filed separately with the Commission.

     Agreement, (ii) a Manager Default, or (iii) any material misrepresentation by Manager. The indemnity described in this Clause 6.1 shall not include indemnification for consequential damages including, but not limited to, lost profits or similar claims arising under any legal theory whatsoever, whether tort or contract, in law or in equity.

     6.2. Manager may offset and deduct from any amount received or held by Manager on behalf of XTRA International any amount referred to in this Clause 6 which is incurred or paid by Manager.

     6.3 The indemnification in favor of Manager provided for in this Clause 6 shall survive the termination of this Agreement pursuant to the provisions hereof.

7.   PAYMENTS TO/FROM XTRA INTERNATIONAL.

     7.1 Subject to the provisions of Clauses 7.2, 7.3, 7.4, 7.5 and 7.6, Manager shall, no later than seven (7) days after the last day of each week, distribute from the Manager Trust Account and deposit into the XTRA International Bank Account cash distributions ("Estimated XTRA International Proceeds") in an amount equal to:

          (a) the product of: (i) Gross Revenue for the TEM Fleet to the extent collected by Manager during such week, multiplied by (ii) the CEU On-
                                                 -------------
          hire Days Ratio calculated for the calendar month that is three (3) calendar months prior thereto; plus
                                         ----

          (b) the sum of (i) Sales Proceeds, (ii) Casualty Proceeds, and
          (iii) Miscellaneous XTRA International Proceeds, in each case to the extent collected by Manager during such week; minus
                                                        -----

          (c) the product of: (i) Operating Expenses for the TEM Fleet paid by Manager during such week multiplied by (ii) the CEU On-hire Days Ratio
                                   -------------
          calculated for the calendar month that is three (3) calendar months prior thereto.

     7.2 No cash distribution will be made to the XTRA International Bank Account during the four (4) Business Days preceding the date Manager makes its monthly depot cash disbursements, which is approximately the 25/th/ day of each calendar month. After Manager makes such cash disbursements to the depots, cash distributions shall continue as scheduled pursuant to Clause 7.1.

     7.3 The last distribution of Estimated XTRA International Proceeds for each calendar month shall be adjusted by deducting and retaining from such distribution an amount equal to the Total Manager Fee for the calendar month immediately preceding such calendar month, as the estimated Total Manager Fee for such calendar month. For example, the estimated Total Manager Fee for the month of June, 1999 will be equal to the Total Manager Fee for the month of May, 1999 and will be used to adjust the last distribution in the month of June, 1999.

     7.4 After the close of Manager's accounting records for each calendar month, Manager shall prepare and deliver to XTRA International no later than thirty (30) days after the end of each calendar month a reconciliation of Distributed Estimated XTRA International Proceeds for such month with Net XTRA International Proceeds and Total Manager Fee for such month. If, as a result of such reconciliation:

          (a) the Distributed Estimated XTRA International Proceeds for such month is less than (i) Net XTRA International Proceeds for such month minus (ii) Total Manager Fee for such month, then Manager shall remit
          -----
          the difference to the XTRA International Bank Account within ten (10) days after delivery of such reconciliation report; or

          (b) the Distributed Estimated XTRA International Proceeds for such month is greater than (i) Net XTRA International Proceeds for such month minus (ii) Total Manager Fee for such month, then XTRA
                -----
          International shall remit the difference to Manager within ten (10) days after demand by Manager.

     7.5 Manager shall, within seven (7) days after receipt, deposit Indemnification Proceeds to which XTRA International is entitled into the XTRA International Bank Account. Notwithstanding the above, Manager shall retain for its own account, and shall not be required to deposit into the XTRA International Bank Account, Indemnification Proceeds to which Manager is entitled, to the extent Manager has not been reimbursed therefor.

     7.6 Manager may, at its option, offset and deduct from amounts received or held by Manager for the credit of XTRA International any amount due from XTRA International to Manager under this Agreement (including, without limitation, the provisions of Clauses 6, 7.3 and 7.4(b)).

8.   REPORTS/BOOKS AND RECORDS/INSPECTION.

     8.1 Manager shall, no later than thirty (30) days after the end of each calendar month during the term of this Agreement, deliver XTRA International Reports for such month to XTRA International.

     8.2 Manager shall, no later than the 30th of April of each year during the term of this Agreement, deliver XTRA International Reports to XTRA International for the year ended on the preceding 31st of December, and, if requested by XTRA International, arrange for Manager's auditors, at the expense of XTRA International, to certify to XTRA International that: (i) such reports are in accordance with the books and records of Manager relating to the XTRA International Fleet and U. S. GAAP, and
     (ii) that the Manager is in compliance with the terms of this Agreement.

     8.3 During the Term of this Agreement, Manager shall, as soon as practicable and in any event: (i) within sixty (60) days after the end of each fiscal quarter ending on and after 31 March 1999, deliver to XTRA International a copy of unaudited financial statements of Manager for such quarter, and (ii) within one hundred twenty (120) days after the end of each fiscal year of Manager, deliver to XTRA International a copy of the annual audited financial statements of Manager prepared on a basis in conformity with U.S. GAAP and certified by an independent certified public accountant of recognized national standing.

     8.4 Manager shall provide XTRA International with annual confirmation of the renewal of insurance required by Clause 10.2 before 31 October each year and shall forward copies of all certificates evidencing renewal to XTRA International promptly after receipt.

     8.5 Upon reasonable request by XTRA International, Manager shall provide to XTRA International, in the form which Manager uses for its own operations, (i) the List of Containers, and (ii) any other reports and information available with respect to the Containers in the XTRA International Fleet. In addition, quarterly (not later than April 30 for the quarter ended March 31; July 31 for the quarter ended June 30; October 31 for the quarter ended September 30; and January 31 for the quarter ended December 31) Manager shall provide XTRA International with a written discussion of the operations of the XTRA International Fleet of the type required by Item 303 of Regulation S-K under the Securities Act of 1933, as amended, to be included in the filings of XTRA International (or XTRA International's Affiliate) with the SEC, and upon the reasonable request of XTRA International not more than two (2) times in any calendar year, Manager shall make an in person presentation to the board of directors of XTRA International (or XTRA International's Affiliate) with respect to similar matters.

     8.6 Manager shall maintain, at the office of its Affiliate, Textainer Equipment Management (U.S.) Limited, located at 650 California Street, 16/th/ Floor, San Francisco, California, U.S.A., such books and records (including computer records) with respect to the XTRA International Fleet as it maintains for the TEM Fleet and the leasing thereof, including a computer database including the Containers in the XTRA International Fleet (containing sufficient information to generate the List of Containers and the reports required to be delivered pursuant to this Agreement), any Leases relating thereto and the Lessees (if on-hire) or location (if off-hire). Manager shall notify XTRA International of any change in the location of Manager's books and records.

     8.7 Upon reasonable request by XTRA International, Manager shall make available to XTRA International, for inspection and copying, its books, records and reports relating to the XTRA International Fleet and copies of all Leases or other documents relating thereto, all in the format which Manager uses for the TEM Fleet. Such inspections shall be conducted during normal business hours and shall not unreasonably disrupt Manager's business.

     8.8 XTRA International shall have the right, upon reasonable request, to inspect the Containers in the XTRA International Fleet at any time, upon reasonable notice and to the extent Manager has access thereto, subject to the Leases, and provided such inspection does not interfere with utilization of the Containers in the XTRA International Fleet in the ordinary course of business.

9.   WARRANTIES.

     9.1 MANAGER WARRANTS THAT IT WILL CARRY OUT ITS SERVICES IN ACCORDANCE WITH THE STANDARDS SET FORTH IN CLAUSE 3 OF THIS AGREEMENT. THIS EXPRESS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED. UNDER NO CIRCUMSTANCES SHALL MANAGER HAVE ANY LIABILITY TO XTRA INTERNATIONAL FOR ANY SPECIAL INDIRECT OR CONSEQUENTIAL DAMAGES.

     9.2 XTRA INTERNATIONAL REPRESENTS AND WARRANTS THAT THE WEIGHTED AVERAGE AGE OF THE CONTAINERS IN THE XTRA INTERNATIONAL FLEET WILL BE LESS THAN 6 1/2 YEARS AS OF THE EFFECTIVE DATE. EXCEPT AS PROVIDED IN THE PREVIOUS SENTENCE, THE CONTAINERS IN THE XTRA INTERNATIONAL FLEET ARE BEING DELIVERED BY XTRA INTERNATIONAL TO MANAGER "AS IS" AND XTRA INTERNATIONAL MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE CONDITION, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE CONTAINERS IN THE XTRA INTERNATIONAL FLEET, OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED.

10.  INSURANCE.

     10.1 Manager shall require that all Lessees and container depots insure (via third-party insurance, or self insurance when acceptable to Manager) the XTRA International Fleet against all normally insurable risks (including liability, loss, damage and recovery cost) while any Containers in the XTRA International Fleet are under the control of such person.

     10.2 If available on commercially reasonable terms, throughout the term of this Agreement Manager shall use its best efforts to maintain a blanket insurance policy in effect, in Manager's name and on an "occurrence basis", covering (separately or jointly with the other Containers in the TEM Fleet) the Containers in the XTRA International Fleet ("Manager Insurance"), under which XTRA International (and XTRA International's lender(s), if applicable) will be named as an additional insured and, with respect to the Containers in the XTRA International Fleet, loss payee, and including coverage that is (i) if provided separately, at least as broad in scope and as great in amount as the coverage provided by Manager for other Containers of the same type(s) in the TEM Fleet and (ii) generally comparable to industry practices. Such Manager Insurance may insure against all or any portion of the risks described in Clause 10.1, which may provide coverage when: (i) recoveries are not effected under any policies in force pursuant to Clause 10.1, and/or (ii) any Container in the XTRA International Fleet is not returned to Manager by a defaulting Lessee (including costs of recovering such Container), or (iii) the Lessee or container depot fails to obtain insurance as provided under Clause 10.1. Attached hereto as

     Schedule 10 is/are (a) certificates(s) of insurance that describe the
     -----------
     coverage that Manager has in effect on the TEM Fleet at the time of execution of this Agreement which coverage will be extended to all Containers in the XTRA International Fleet on the Effective Date. Manager shall provide an executed original of such certificate to XTRA International upon execution of this Agreement and, as provided in Clause
     8.4 of this Agreement, shall continue to provide to XTRA International (and, if notified in writing to do so by XTRA International, to XTRA International's lender(s) if applicable) renewal certificate(s) evidencing the coverages required herein prior to the expiration of the certificate(s) in existence at the time of execution of this Agreement. All such certificates shall provide that the insurer shall give XTRA International at least thirty (30) days prior written notice of any cancellation or material modification of the coverage under the Manager Insurance. Manager shall have the right to change or eliminate its existing insurance coverage on the Containers in the TEM Fleet, including the Containers in the XTRA International Fleet, if in Manager's reasonable and good faith judgment such change or elimination is required due to changing costs for insurance or changing industry practices. Manager agrees to notify XTRA International at least thirty (30) days in advance of any such contemplated changes in or elimination of Manager Insurance.

     10.3 XTRA International hereby irrevocably appoints Manager as the agent of XTRA International for the purpose of receiving all monies payable under such policy or policies of insurance as described in Clauses 10.1 and 10.2, whether effected by Manager, depots or Lessees, and Manager may give a good discharge therefor to the insurance company for all such monies.

     10.4 Manager shall have no liability for any loss, damage, recovery cost or other cost or expense whatsoever with respect to a lost or destroyed Container in the XTRA International Fleet, whether or not covered by insurance.

     10.5 If XTRA International wishes to obtain, or have Manager obtain on XTRA International's behalf, insurance coverage on the Containers in the XTRA International Fleet that is broader in scope and/or greater in coverage than that provided through the Manager Insurance, then Manager will cooperate with XTRA International in arranging such additional coverage ("Additional XTRA International Insurance") and XTRA International shall pay the incremental cost thereof either directly to the insurance carrier or through reimbursement to Manager. If XTRA International chooses to obtain Additional XTRA International Insurance, XTRA International shall so notify Manager in writing no later than sixty (60) days prior to the renewal date of the Manager Insurance policy. If requested to do so by XTRA International, Manager shall use reasonable commercial efforts to obtain such Additional XTRA International Insurance. For the purpose of calculating Operating Expenses for the XTRA International Fleet, Manager shall exclude the incremental cost of the Additional XTRA International Insurance.

     10.6 In lieu of the insurance provided by Manager on the Containers in the XTRA International Fleet as described in Clause 10.2 hereto, XTRA International may choose to obtain its own insurance coverage on such Containers ("Substitute XTRA International Insurance").

          (a) Substitute XTRA International Insurance shall: (i) provide coverage that is at least as broad in scope and as great in amount as the coverage provided by Manager for other Containers of the same type(s) in the TEM Fleet and (ii) name Manager as an additional insured. Should either of these conditions not be fulfilled, Manager shall be under no obligation to accept the Substitute XTRA International Insurance in lieu of Manager Insurance and shall continue to provide Manager Insurance on the Containers in the XTRA International Fleet at XTRA International's cost.

          (b) If XTRA International wishes to obtain Substitute XTRA International Insurance, XTRA International shall so notify Manager in writing no later than sixty (60) days prior to the next renewal date of the Manager Insurance policy. Upon receipt of such notice from XTRA International and subject to Manager's agreement, in writing, that the requirements described in Clause 10.6(a) hereto have been fulfilled:
          (i) Manager shall exclude the Containers in the XTRA International Fleet from the Manager Insurance as of the next annual renewal date for such insurance which begins sixty (60) days or more after the date of such notice (however, XTRA International shall be responsible for reimbursing Manager for the cost of Manager Insurance for the Containers in the XTRA International Fleet until such annual renewal date), (ii) notwithstanding Clauses 3.1(h), 10.1, 10.2, 10.3, 10.4 and
          10.5 hereto, Manager shall have no further obligation to provide any insurance coverage for the Containers in the XTRA International Fleet until notified in writing by XTRA International not less than sixty
          (60) days in advance of the date XTRA International notifies Manager that it will thereafter be so obligated, and (iii) the failure to obtain such insurance on the Containers in the XTRA International Fleet shall not constitute a Manager Default.

          (c) XTRA International shall provide an executed original of an insurance certificate for the Substitute XTRA International Insurance to Manager on or before the initial effective date of the coverage under such insurance and shall continue to provide renewal certificate(s) to Manager evidencing (i) the coverage required herein, and (ii) the fulfillment of the requirements described in Clause 10.6(a) hereto, upon each renewal date of such coverage. All such certificates shall provide that the insurer shall give Manager at least thirty (30) days prior written notice of any cancellation or material modification of the coverage under the Substitute XTRA International Insurance.

          (d) XTRA International shall pay the insurer(s) directly for the cost of Substitute XTRA International Insurance and such cost shall not be included as an Operating Expense. Notwithstanding the above, for the purpose of calculating the Base Management Fee, Manager shall include in Operating Expenses, on a proforma basis, the cost of insuring the Containers in the XTRA International Fleet at a per-CEU, per-day cost equal to the per-CEU, per-day cost of insuring the remaining Containers in the TEM Fleet.

11.  TERM.

The Agreement shall take effect as of the Effective Date and, subject to the provisions of Clauses 12 and 13, shall remain in effect with respect to each Container in the XTRA International Fleet until the earlier of: (a) the destruction or loss of such Container by Lessee or other third party, (b) the sale or other disposition of such Container by Manager pursuant to the terms of this Agreement, or (c) the date such Container becomes a Terminated Container.

12.  TERMINATION.

     12.1    This Agreement may be terminated as follows:

          (a) Manager may terminate this Agreement by delivering a Termination Notice to XTRA International in the event that XTRA International commits a material breach of this Agreement and such breach has not been remedied within thirty (30) days after written notice thereof;

          provided, however, that if the nature of XTRA International's
          --------  -------
          noncompliance is such that more than thirty (30) days are reasonably required for its cure, then XTRA International shall not be deemed to be in default thereof if XTRA International, in good faith, has commenced such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion;

          (b) XTRA International shall have the right to terminate this Agreement by delivering a Termination Notice to Manager:

               (i)  upon the event of a Manager Default;

               (ii) in the event XTRA International or an Affiliate of XTRA International shall sell, directly or indirectly, whether by asset or stock sale, all or substantially all of the Containers in the XTRA International Fleet to any Person other than an Affiliate of XTRA International;

               (iii) in the event Manager fails to meet the Performance Target, other than as a result of Force Majeure Circumstances; or

               (iv)  upon the occurrence of a Change of Control.

          XTRA International may deliver a Termination Notice pursuant to subsections (b)(i), (b)(ii) or (b)(iv) of this Clause 12.1 at any time after the occurrence of the triggering event described in such sections. XTRA International may deliver a Termination Notice pursuant to subsection (b)(iii) of this Clause 12.1 within forty-five (45) days after the end of any six-month period in which Manager has failed to meet the Performance Target, provided, however, that XTRA
                                       --------  -------
          International may not deliver such Termination Notice prior to the second anniversary of the Effective Date. In lieu of delivering a Termination Notice pursuant to this subsection (b)(iii), XTRA International may instead elect to deliver a performance improvement notice ("Performance Improvement Notice") to Manager that will put Manager on a performance improvement plan ("Performance Improvement Plan"), effective the first day of the calendar month following the month in which such Performance Improvement Notice is delivered, for up to twelve (12) months, during which time the Base Management Fees payable to Manager will be reduced by fifty percent (50%). At the end of any month up to and including the twelfth month after delivery of the Performance Improvement Notice, XTRA International will have the option to deliver a Termination Notice pursuant to subsection
          (b)(iii), causing the Performance Improvement Plan to cease as of the first day of the next calendar month. If Manager's Performance Level during the first six (6) months of the Performance Improvement Plan meets the Performance Target that Manager failed to meet in the six-month period preceding delivery of the Performance Improvement Notice, the full Base Management Fees payable to Manager shall be reinstated for the remainder of the Performance Improvement Plan. If XTRA International has not delivered a Termination Notice by the one-year anniversary of the commencement of the Performance Improvement Plan,
          (i) if the Manager is still receiving reduced Base Management Fees, the full Base

          Management Fees payable to Manager shall be reinstated; and (ii) XTRA International shall have permanently waived its right to terminate the Agreement pursuant to Clause 12.1(b)(iii).

     12.2 Termination of this Agreement pursuant to Clause 12.1 shall have the following effects:

          (a) General.  Termination of this Agreement shall be without prejudice
              -------
          to the rights and obligations of the parties that have accrued prior to such termination; provided, however, that in the event of
                               --------  -------
          termination of this Agreement pursuant to subsections (b)(ii),
          (b)(iii) or (b)(iv) of Clause 12.1, the parties shall have no further liability to each other with respect to any Container that has become a Terminated Container. Termination of this Agreement pursuant to any other subsection of Clause 12.1 shall be in addition to any other rights and remedies the parties may have at law or in equity. Notwithstanding the foregoing, under no circumstances shall either party be liable to the other for consequential damages including, but not limited to, lost profits or similar claims arising under any legal theory whatsoever, whether tort or contract, in law or in equity.

          (b)  Lease Renewals.
               --------------

               (i) In the event of termination of this Agreement for any reason except pursuant to Clause 12.1(b)(i) due to a Manager Payment Default or Manager Dissolution Default, the Manager shall have no authority to renew any Leases (except for renewal of Manager Master Leases in the ordinary course of business consistent with past practice), with respect to, or to re-lease, any Containers in the XTRA International Fleet that do not become Terminated Containers on the Agreement Termination Date. Lessees under XTRA International Master Leases, XTRA International Term Leases or Manager Term Leases shall have the option to either (A) transfer Containers in the XTRA International Fleet under such Leases to a Manager Master Lease, such Containers to remain under such Manager Master Lease until returned by the Lessee in the ordinary course of business, or (B) return such Containers under build-down provisions, provided, however, that Lessees under XTRA
                                 --------  -------
          International Term Leases shall not have either of these options until after the termination of such Term Leases. Notwithstanding the foregoing, any Lessee under any such Lease shall retain (i) the right of quiet enjoyment of the Containers leased under such Lease, so long as such Lessee is not in default under the Lease therefor and the Manager continues to receive all amounts payable under the Lease; and
          (ii) the right to exercise any pre-existing terms under such Lease, including renewal of such Lease.

               (ii) In the event of termination of this Agreement pursuant to Clause 12.1(b)(i) due to a Manager Payment Default or Manager Dissolution Default, immediately upon receipt of the Termination Notice, the Containers in the XTRA International Fleet shall become Terminated Containers and Manager shall (A) return responsibility for, and any obligations under, any XTRA International Master Leases and XTRA International Term Leases to XTRA International; (B) to the extent any Containers in the XTRA International Fleet are leased thereunder, assign such portion of any and all Manager Term Leases and Manager Master Leases to XTRA International; and (C) direct any and all Lessees thereunder to make payments directly to XTRA International.

          (c) Sales Commissions.  In the event of termination of this Agreement
              -----------------
          for any reason, as of the date of the Termination Notice, Manager shall no longer be authorized to sell any of the Containers in the XTRA International Fleet and shall not be entitled to any Sales Commissions accruing from sales made on or after the date of the Termination Notice.

          (d) Base Management Fees.  In the event of termination of this
              --------------------
          Agreement for any reason except pursuant to Clause 12.1(b)(i) due to a Manager Payment Default or Manager Dissolution Default, the Base Management Fees accruing as of the first day of the calendar month following the month in which the Termination Notice is delivered shall no longer be calculated based upon actual NOI per-CEU, per-day, but shall be based upon the average NOI per-CEU, per-day for the three (3) full calendar months immediately preceding the Termination Notice. In the event of termination of this agreement pursuant to Clause 12.1(b)(i) due to a Manager Payment Default or Manager Dissolution Default, as of the date of the Termination Notice, Manager shall be entitled to no Base Management Fees.

          (e) Refund of Waived Fees.  In the event of termination of this
              ---------------------
          Agreement pursuant to Clause 12.1(a), Clause 12.1(b)(ii) or
          Clause 12.1(b)(iv), where the Change of Control triggering such termination is the result of a sale or transfer of all or substantially all of Manager's assets to an entity that is of at least equal credit-worthiness to Trencor, XTRA International shall pay to Manager the unamortized portion of the Waived Fee, as determined under Clause 5.2.

13.  RETURN OF CONTAINERS.

     13.1 XTRA International shall have no right to (i) recover possession or control of, or (ii) except as provided in Clause 12.1(b)(ii), sell any Container in the XTRA International Fleet prior to the date such Container becomes a Terminated Container.

     13.2 Promptly after a Container becomes a Terminated Container, if such Container is not lost or unrecoverable Manager shall: (i) deliver to XTRA International a report of the location of such Container, and (ii) deliver to the Person holding such Container Manager's authorization to release such Container to XTRA International or its assignee.

     13.3 In the event of termination of this Agreement pursuant to Clauses 12.1 for any reason, Manager shall cooperate with XTRA International in transferring the Terminated Containers to XTRA International or its assignee, including, but not limited to (i) making available all books and records (including data contained in Manager's computer systems) pertaining to the Terminated Containers, (ii) providing access to, and cooperating in the transfer of, information pertaining to the Terminated Containers from Manager's computer system to XTRA International's or its assignee's computer system, and (iii) taking any other action as may be reasonably requested by XTRA International or its assignee, at XTRA International's or such assignee's sole expense, to ensure the orderly transfer of the Terminated Containers, including relocating the Terminated Containers, if such relocation is necessary.
     To the extent not payable by a Lessee, XTRA International shall bear all costs of transporting, relocating, redelivering and storing the Terminated Containers. Manager shall also deliver or disclose to XTRA International or its assignee certain information necessary for the immediate, orderly transfer of the Containers in the XTRA International Fleet, including, but not limited to, average Lease rates and utilization, and on-hire percentages (on a CEU basis) by Lessee. Notwithstanding the foregoing, in the event of termination of this Agreement for any reason other than Manager Payment Default or Manager Dissolution Default, in no event shall Manager be required to deliver or disclose to XTRA International or its assignee the specific rates, terms and conditions of individual Leases.
     In the event of termination of this Agreement pursuant to Clause 12.1(b)(i) for Manager Payment Default or Manager Dissolution Default, Manager shall deliver or disclose to XTRA International or its assignee any information, data, document or agreement which is necessary for the immediate, orderly transfer of the Containers in the XTRA International Fleet, including but not limited to the terms and conditions of Leases.

14.  DELEGATION OF DUTIES.

In no event shall Manager subcontract all or a substantial portion of its management duties to any Person, other than an Affiliate, without the prior written consent of XTRA International.

15.  NO PARTNERSHIP.

Nothing in the Agreement shall be deemed to constitute a partnership between the parties hereto.

16.  CONFIDENTIALITY.

     16.1 Except as required by law, XTRA International agrees: (a) to keep all Confidential Information confidential and not to disclose or reveal any Confidential Information to any person other than XTRA International's employees, agents and representatives (provided that such employees, agents and representatives are made aware of XTRA International's obligations hereunder and use such information only in the discharge of their duties to XTRA International or to Qualified Third Parties); and (b) not to use Confidential Information for the purpose of competing with the Manager.
     In discharging its obligations under this Clause 16.1, XTRA International will use the same degree of care regarding its secrecy and confidentiality as XTRA International's similar information is treated within XTRA International's organization. XTRA International will be responsible for any breach of the terms of this Clause 16.1 by XTRA International or XTRA International's employees, agents, representatives or Qualified Third Parties.

     16.2 In the event that XTRA International or any of its Affiliates is requested pursuant to, or advised by its counsel that XTRA International, or any of its Affiliates, is required by, applicable law, regulation or rule in connection with any filings with the SEC, financial audit or legal process to disclose any Confidential Information, XTRA International agrees that, to the extent practical, it will provide the Manager with prompt notice of such request or requirement. XTRA International agrees that it will consider recommendations by the Manager to narrow the scope of the requested or required information and will furnish only that portion of the Confidential Information which XTRA International is advised by counsel is necessary to be disclosed in connection with such request or requirement. The parties hereto acknowledge that this Agreement is expected to be filed with the SEC as a material contract pursuant to its reporting obligations. XTRA International will diligently seek and use reasonable best efforts to obtain confidential treatment for the material economic terms of this Agreement, provided that such request will not unreasonably delay the
                --------
     effectiveness of any registration statements or filings, audits, or legal process, and XTRA International shall have no obligation to appeal any determination by the SEC.

     16.3 It is understood and agreed that money damages would not be sufficient remedy for any breach of this Clause 16 by XTRA International or any Affiliate of XTRA International, or any employee or representative of XTRA International or such Affiliate, and that Manager and any Affiliate of Manager shall be entitled to equitable relief, including injunction and specific performance, without the necessity of proving damages, posting any bond or other security, as a remedy for such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Clause 16, but shall be cumulative and in addition to all other remedies available at law or in equity.

     16.4  The provisions of this Clause 16 shall survive for a period of two
     (2) years after the expiration or termination of this Agreement.

17.  INTEREST/CURRENCY.

     17.1 Each party shall (without prejudice to any other remedy available to such party and whether before or after judgment) be entitled to charge interest at a fluctuating rate per annum equal to two percent (2%) above the prime rate from time to time being in force at Wells Fargo Bank, San Francisco, California on any amount due to such party hereunder which is not paid on or before the due date thereof.

     17.2  All sums payable hereunder shall be paid in United States Dollars.

18.  MANAGER DEFAULT.

     Each of the following constitutes a Manager Default:

     18.1 The failure by Manager to make any deposit to the XTRA International Bank Account when due or to deliver an XTRA International Report when due if such failure shall continue for a period of ten (10) days after delivery of written notice of demand therefor from XTRA International to Manager (a "Manager Payment Default");

     18.2 The failure by Manager to observe or perform any of Manager's material obligations under this Agreement, other than described in Clause
     18.1 above, where such failure shall continue for a period of thirty (30) days after delivery of written notice of demand therefor from XTRA International to Manager; provided, however, that if the nature of
                               --------  -------
     Manager's noncompliance is such that more than thirty (30) days are reasonably required for its cure, then Manager shall not be deemed to be in default thereof if Manager, in good faith, has commenced such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion;

     18.3 Any representation or warranty made by Manager in this Agreement, or in any certificate, report or financial statement delivered by it pursuant hereto proves to have been untrue in any material respect when made and continues unremedied for a period of thirty (30) days after the earlier to occur of (i) an officer of Manager having actual knowledge thereof, or
     (ii) Manager receiving notice thereof, provided, that such
                                       --------
     misrepresentation has a Material Adverse Effect;

     18.4 Manager shall cease to carry on the whole or substantially the whole of its container management business (except for an amalgamation, merger, reorganization or other similar arrangement not involving or arising out of the insolvency of Manager) ("Manager Dissolution Default");

     18.5 Manager shall suspend payment of its debts generally or shall be unable to, or shall admit inability to, pay its debts as they fall due, or shall commence an insolvency proceeding;

     18.6 Manager shall (A) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, conservator or liquidator or the like of itself or of all or a substantial part of its property; (B) make a general assignment for the benefit of its creditors;
     (C) commence a voluntary case under the U.S. Bankruptcy Code (as now or hereafter in effect) or under any similar law of any foreign jurisdiction;
     (D) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts; or (E) fail for a period of more than ninety (90) days to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in any involuntary case under the U.S. Bankruptcy Code or under any similar law of any foreign jurisdiction;

     18.7 A proceeding or case shall be commenced against Manager without its consent, in any court of competent jurisdiction (whether within or without the United States of America), seeking: (A) its liquidation reorganization, dissolution or winding-up, or the composition or readjustment of its debts;
     (B) the appointment of a trustee, receiver, custodian, conservator, liquidator or the like of Manager, or of all or any substantial part of its assets; or (C) similar relief in respect of Manager under any law (foreign or domestic) relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or any order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, in each case for a period of more than ninety (90) days; or

     18.8 A receiver, administrator or other similar official shall be appointed in relation to Manager or a distress, execution or other process shall be levied or enforced upon or against, or any encumbrancer shall take possession of, the whole or a substantial part of the assets of Manager, and in any of the foregoing cases it shall not be discharged, dismissed, vacated, stayed or bonded within sixty (60) days.

19.  NON-EXCLUSIVITY.

During the term of this Agreement, Manager may provide container management, sales, leasing and re-marketing services directly or indirectly to any other Person or on behalf of any other Person.

20.  LIENS.

Manager agrees not to create, incur, assume or grant, or suffer to exist, directly or indirectly, any lien, security interest, pledge or hypothecation of any kind (other than the Leases) on or concerning the Containers in the XTRA International Fleet, or title thereto or any interest therein, to any Person other than XTRA International. Manager shall promptly take or cause to be taken, at its own cost and expense, such action as may be necessary to discharge any such lien.

21.  REPRESENTATIONS AND WARRANTIES.

     21.1  Manager represents and warrants to XTRA International that:

          (a) The Manager is a company duly organized, validly existing and in compliance under the laws of Bermuda.

          (b) The Manager has the requisite power and authority to enter into and perform its obligations under this Agreement, and all requisite corporate authorizations have been given for it to enter into and perform all obligations under this Agreement. Upon due execution and delivery hereof, this Agreement will constitute the valid, legally binding and enforceable obligation of Manager, subject to bankruptcy, insolvency, moratorium, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (c) The execution and delivery by Manager of this Agreement and Manager's compliance with all of the provisions hereof are within the powers of Manager, will not conflict with or result in a breach of any presently existing law or governmental rule or regulation or any presently existing order, writ, injunction, or decree of any court or governmental authority against Manager or by which it or any of its properties is bound and will not conflict with, result in any breach of any of the provisions of, constitute a default under, or result in the creation of any lien upon any property of Manager under the provisions of, its Charter, Bye-Laws, or any other agreement to which Manager is a party or by which it may be bound or to which any of its property (whether owned or leased) may be subject;

          (d) No authorization or approval from, consent of, or filing, registration or qualification with, any governmental or public body or authority, except as has been obtained or made or will be obtained or made in the ordinary course of Manager's container leasing business, is necessary for the execution or delivery by Manager of this Agreement, the validity of this Agreement, or the holding under lease or operation and leasing of the Containers in the XTRA International Fleet by Manager;

          (e) Manager (i) is not in violation of any material laws, ordinances or governmental rules or regulations (domestic or foreign) to which it is subject, and (ii) has not failed to obtain or apply for any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its property or the conduct of its business, which violation or failure to so obtain or apply would have a Material Adverse Effect, except such as will be obtained or applied for in the ordinary course of Manager's container leasing business;

          (f) There are: (i) no proceedings or investigations pending, or, to the knowledge of Manager, threatened, before any court, regulatory body, administrative agency, or other tribunal or governmental authority: (A) asserting the invalidity of this Agreement, (B) seeking to prevent the consummation of the transaction contemplated by this Agreement, or (C) seeking any determination or ruling that might materially and adversely affect the performance by Manager of its obligations under, or the validity or enforceability of, this Agreement; and (ii) no injunctions, writs, restraining orders or other orders in effect against Manager that would have a Material Adverse Effect; and

          (g) Neither this Agreement nor any other written statement furnished to XTRA International by Manager in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. All historical data and records presented by Manager to XTRA International in evaluating the transactions contemplated hereby have been carefully prepared and do not misrepresent or omit any material fact reasonably necessary to XTRA International to evaluate this transaction. XTRA International recognizes that the information referred to in this Clause 21.1(g) is historical information and not a projection of results to be achieved under this Agreement.

          (h) Since the date of its most recent audited financial statements delivered to XTRA International, there has been no Material Adverse Effect with respect to Manager.

          (i) The fees and other charges contemplated by this Agreement are not higher than the fees and charges for substantially similar Container management services provided by Manager to other unaffiliated owners of Containers as of the Effective Date.

     21.2 XTRA International represents and warrants to Manager that:

          (a) XTRA International is a company duly organized, validly existing and in compliance under the laws of Delaware.

          (b) XTRA International has the requisite power and authority to enter into and perform its obligations under this Agreement, and all requisite corporate authorizations have been given for it to enter into and perform all obligations under this Agreement. Upon due execution and delivery hereof this Agreement will constitute the valid, legally binding and enforceable obligation of XTRA International, subject to bankruptcy, insolvency, moratorium, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (c) The execution and delivery by XTRA International of this Agreement and XTRA International's compliance with all of the provisions hereof are within the powers of XTRA International, will not conflict with or result in a breach of any presently existing law or governmental rule or regulation or any presently existing order, writ, injunction, or decree of any court or governmental authority against XTRA International or by which it or any of its properties is bound and will not conflict with, result in any breach of any of the provisions of, constitute a default under, or result in the creation of any lien upon any property of XTRA International under the provisions of, its Certificate of Incorporation, By-Laws, or any other agreement to which XTRA International is a party or by which it may be bound or to which any of its property (whether owned or leased) may be subject.

          (d) No authorization or approval from, consent of, or filing, registration or qualification with, any governmental or public body or authority, except as has been obtained or made or will be obtained or made in the ordinary course of XTRA International's container leasing business, is necessary for the execution or delivery by XTRA International of this Agreement, the validity of this Agreement, or the holding under lease or operation and leasing of the XTRA International Fleet.

          (e) XTRA International is not in violation of any material laws, ordinances or governmental rules or regulations (domestic or foreign) to which it is subject, and has not failed to obtain or apply for any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its property or the conduct of its business, which violation or failure to so obtain or apply would materially and adversely affect the business prospects or financial condition of XTRA International or the ability of XTRA International to perform its obligations under this Agreement.

          (f) There are: (i) no proceedings or investigations pending, or, to the knowledge of XTRA International, threatened, before any court, regulatory body, administrative agency, or other tribunal or governmental authority: (A) asserting the invalidity of this Agreement, (B) seeking to prevent the consummation of the transaction contemplated by this Agreement, or (C) seeking any determination or ruling that might materially and adversely affect the performance by XTRA International of its obligations under, or the validity or enforceability of, this Agreement; and (ii) no injunctions, writs, restraining orders or other orders in effect against XTRA International that would adversely affect its ability to perform under this Agreement.

          (g) XTRA International is not insolvent and will not be rendered insolvent by the transaction contemplated by the Agreement; XTRA International is paying its debts as they become due and has adequate capital to conduct its business.

          (h) As of the Effective Date, XTRA International or its Affiliate, XTRA, Inc., has good and marketable title to, or a valid right to possess and operate, the Containers in the XTRA International Fleet, free and clear of all liens except for those described on Schedule 9
                                                                    ----------
          hereto.

          (i) The transfer of the Transferred Containers to Manager under the terms of this Agreement will not violate the terms or provisions of any agreement to which XTRA International is a party or by which it is bound, except as set forth on Schedule 15 hereto.
                                        -----------

          (j) Schedule 12 attached hereto contains a true, complete and correct
              -----------
          list of each XTRA International Master Lease or XTRA International Term Lease agreement to which the Containers in the XTRA International Fleet are subject as of the Effective Date, and the transactions contemplated hereby will not violate the terms or provisions of such Leases. Except as disclosed in Schedule 12, (i)
                                                             -----------
          all of such Lease agreements are in full force and effect, and (ii) neither XTRA International or the owner/lessor thereunder nor, to the best of XTRA International's knowledge, any other party thereto, is in default in respect of its obligations thereunder. Correct and complete copies of all such Lease agreements have been delivered to Manager. The execution and delivery of this Agreement by XTRA International and the consummation of the transactions contemplated hereby will not require the consent of any party to any such Lease agreement which has not been obtained, or result in the modification, lapse or termination of any material term of any of such Lease agreement.

          (k) The transaction contemplated by this Agreement is being consummated by XTRA International in good faith and in furtherance of XTRA International's ordinary business purposes and constitutes a practical and reasonable course of action by XTRA International designed to improve the financial position of XTRA International, with no contemplation of insolvency and with no intent to hinder, delay or defraud any if its present or future creditors.

          (l) Neither this Agreement nor any other written statement furnished by XTRA International to Manager in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. All historical data and records presented by XTRA International to Manager in evaluating the transactions contemplated hereby have been carefully prepared and do not misrepresent or omit any material fact reasonably necessary to Manager to evaluate this transaction.

22.  TAX MATTERS.

     22.1 Manager shall provide XTRA International with Form W-8 ECI, Certificate of Foreign Person's Claim for Exemption From Withholding on Income Effectively Connected with the Conduct of a Trade or Business in the United States, or its equivalent, upon execution of this Agreement and every three (3) years thereafter upon each anniversary of this Agreement.

     22.2 Manager agrees that all Leases between Manager, as agent for XTRA International, and any Lessee for the use of Containers in the XTRA International Fleet (not including leases of XTRA International existing on the Effective Date) shall provide that any payments made by such Lessee under such Leases shall be paid without reduction for any withholding taxes charged or imposed on such payments.

     22.3 To the extent available to Manager, Manager shall provide information necessary for XTRA International to accurately prepare all of its required tax filings, including, but not limited to, apportionment of United States or foreign source nature of rental income under the methodology utilized by Manager to apportion income to other owners of Containers managed by Manager.

     22.4 Manager shall take all reasonable steps to avoid subjecting XTRA International to any foreign taxes.

23.  GENERAL.

     23.1  Notices.  All notices, demands or other communications given
           --------
     hereunder shall be in writing and shall be sufficiently given if delivered by overnight delivery service or sent by U.S. mail, first class, postage prepaid, or by telegram, telecopy or similar written means of communication, addressed to each party at the address specified for such party in Clause 23.14 or such other address such party designates by notice given in accordance with this Clause 23.1. Any such notice, demand or communication shall be deemed to have been given (i) if so mailed, as of the close of the third business day following the date so mailed, and (ii) if personally delivered or otherwise sent as provided above, on the next business day after the date sent in all other cases.

     23.2  Attorney Fees.  In the event of commencement of either arbitration or
           ---------------
     suit by either party to enforce the provisions of this Agreement or because of an alleged breach of this Agreement or any other dispute with respect to the provisions of this Agreement, the prevailing party shall be entitled to receive such attorneys' fees and costs as may be adjudged reasonable in addition to any other relief granted..

     23.3  Arbitration.  Any controversy or claim arising out of or relating to
           ------------
     this Agreement, any of its Exhibits or Schedules, or the breach thereof shall be settled by arbitration in San Francisco, California, by one (1) arbitrator (unless the parties mutually agree to accept multiple arbitrators) in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The cost of any such arbitration shall be borne equally by the parties involved unless the arbitrator(s) deem such division of costs to be inequitable, in which event the arbitrator(s) may allocate the costs of arbitration among the parties thereto as they deem just and equitable under the circumstances. The parties hereto specifically agree that the provisions of Section 1283.05 of the Code of Civil Procedure of the State of California are incorporated into, made a part of, and made applicable to any arbitration pursuant to this Section 23.3 where the aggregate amount in controversy exceeds Ten Thousand Dollars ($10,000), exclusive of costs, expenses and fees.

     23.4  Further Assurances.  XTRA International and Manager shall each
           -------------------
     perform such further acts and execute such further documents as may be necessary to implement the intent of, and consummate the transactions contemplated by, this Agreement.

     23.5  Severability.  If any provision or provisions of this Agreement shall
           -------------
     be held to be invalid, illegal or unenforceable for any reason whatsoever:
     (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

     23.6  Assignability and Successors.  This Agreement shall be binding upon
           ----------------------------
     and inure to the benefit of, and be enforceable by, XTRA International and Manager and their respective successors in interest or permitted assigns;

     provided, however, that: (a) this Agreement and the rights and duties of
     --------  -------
     Manager hereunder may not be assigned by

     Manager to any other Person without the prior written consent of XTRA International, provided that in the case of assignment to an Affiliate, such consent shall not be unreasonably withheld and (b) XTRA International may charge, assign, pledge or hypothecate its rights and obligations under this Agreement. XTRA International shall give Manager prior notice of any assignment effected pursuant to this Clause 23.6.

     23.7  Waiver.  Waiver of any term or condition contained in this Agreement
           -------
     by either party to this Agreement (including any extension of time required for performance) shall be effective only if in writing and shall not be construed as a waiver of a subsequent breach or failure of the same term or condition or as a waiver of any other term or condition contained in this Agreement. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver hereof.

     23.8  Headings.  The headings contained in this Agreement are for reference
           ----------
     purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     23.9  Entire Agreement; Amendment.  This Agreement embodies the entire
           ----------------------------
     agreement and understanding between XTRA International and Manager with respect to the subject matter hereof, supersedes all prior agreements and understandings relating to the subject matter hereof, and may not be amended or modified except by an instrument in writing signed by the parties hereto. The terms of this Agreement may not be contradicted by evidence of any prior or contemporaneous agreement. All schedules attached hereto or referred to herein are incorporated herein by this reference.

     23.10  Counterparts.  This Agreement may be signed in counterparts each of
            --------------
     which shall constitute an original instrument, but all of which together shall constitute but one and the same instrument.

     23.11  Signatures.  Any signature required with respect to this Agreement
            -----------
     may be provided via facsimile, provided that original of such signatures are supplied by each party to the other party promptly thereafter.

     23.12  Governing Law.  This Agreement shall be governed by and construed in
            --------------
     accordance with the laws of the State of California, U.S.A.

     23.13  Service of Process.  The parties hereby irrevocably authorize and
            -------------------
     appoint the persons specified below (or such other persons resident in California, as it may by notice to the other party hereto substitute) to accept service of all legal process arising out of or connected with this Agreement and service on such person (or such substitute) shall be deemed to be service on the party concerned:

          Textainer Equipment Management Limited
          c/o Textainer Group

          650 California Street, 16th floor
          San Francisco, CA 94108
          ATTN: President

          XTRA International Ltd.
          c/o XTRA Corporation
          60 State Street - 11th Floor
          Boston, MA 02109
          ATTN: General Counsel

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



TEXTAINER EQUIPMENT                     XTRA INTERNATIONAL LTD.
MANAGEMENT LIMITED

By:      /s/John A. Maccarone           By:      /s/Fredrick M. Gutterson
         --------------------                    ------------------------

Title:   President                      Title:   President
         --------------------                    ------------------------

Date:    3/25/99                        Date:    March 25, 1999
         --------------------                    ------------------------


CONSENTED AND AGREED TO:

XTRA, INC.

By:      /s/Thomas A. Giacchetto
         -------------------------------
         Vice President, General Counsel
Title:   and Secretary
         -------------------------------

Date:    3/25/99
         -------